EXHIBIT 8.2

[Form of Morrison & Foerster LLP tax opinion

to be delivered in connection with the effectiveness of the Registration Statement]

                    , 2011

Center Financial Corporation

3435 Wilshire Blvd., Suite 700

Los Angeles, California 90010

Ladies and Gentlemen:

We have acted as counsel to Center Financial Corporation, a California corporation (“Center”), in connection with its proposed merger (the “Merger”) with and into Nara Bancorp, Inc., a Delaware corporation (“Nara”), pursuant to an Agreement and Plan of Merger dated as of December 9, 2010 between Nara and Center (the “Merger Agreement”), as amended by an Amendment No. 1 to Agreement and Plan of Merger dated as of April 13, 2011 between Nara and Center (the “Amendment”, and the Merger Agreement as amended by the Amendment, the “Amended Merger Agreement”). The Merger is described in the Registration Statement of Nara on Securities and Exchange Commission Form S-4, which includes the Proxy Statement/Prospectus relating to the Merger (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission on April     , 2011 (Registration No. 333-         ) (the “Registration Statement”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In that connection, we have reviewed the Merger Agreement, the Amendment, the Proxy Statement/Prospectus, and such other materials as we have deemed necessary or appropriate for purposes of our opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

In addition, we have assumed, with your consent: (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Amended Merger Agreement, that the parties to the Amended Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Amended Merger Agreement, that none of the terms and conditions therein will be waived or modified in any material respect, and that the parties to the Amended Merger Agreement will not exercise any of their rights under Section 2.3 of the Amended Merger Agreement except as exercised in executing the Amendment, (ii) the continuing truth and accuracy at all times through the Effective Time of the representations and warranties made by the parties to the Amended Merger Agreement, (iii) the truth and accuracy of the representations

Center Financial Corporation

                                         , 2011

made in the officers’ certificates dated of even date herewith provided to us by Nara and Center for use in preparing our opinion, and (iv) that any such representations or warranties made “to the knowledge” or based on the belief of the parties are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Our opinion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

No opinion is expressed as to any transaction other than the Merger as described in the Amended Merger Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Amended Merger Agreement are not consummated in accordance with the terms of the Amended Merger Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Based upon and subject to the foregoing:

(i)	we are of the opinion that under current law, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

(ii)	we are of the opinion that the discussion contained in the Registration Statement under the heading “NARA AND CENTER PROPOSAL 1: THE MERGER – United States Federal Income Tax Consequences of

Center Financial Corporation

                                         , 2011

the Merger,” subject to the limitations and qualifications described therein, sets forth the material federal income tax consequences generally applicable to the U.S. holders of Center common stock as a result of the Merger.

Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the federal income tax consequences of the Merger.

This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

We hereby consent to the use of our name under the heading “NARA AND CENTER PROPOSAL 1: THE MERGER – United States Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,